Agreement for 911 Services

This Agreement for 911 Network and Data Services ("Agreement"), dated as of 12/2, 2005, (the "**Effective Date**") is made and entered into by and between **911 Services, LLC.**, a Texas Limited Liability Company, having a business address at 700 Lavaca St., Suite 1200, Austin, Travis County, Texas 78701, and Interlink Global Corp., a Florida corporation having a business address at , 6205 Blue Lagoon Drive, Miami, FL 33126 and its successors and assigns ("**Customer**").

WITNESSETH:

WHEREAS, 911 SERVICES, LLC is in the business, for purposes of this Agreement, of collecting and maintaining 911 data for use in a Voice Over Internet Protocol (VoIP) environment in a form useful for Customer;

WHEREAS, 911 Services, LLC desires to employ its host data center(s) to transmit (1) requests for Data from Customer; (2) Data messages to Customer in response to such requests; and (3) other relevant information;

WHEREAS, Customer desires to purchase such services provided by 911 Services, LLC, and;

THEREFORE, in consideration of the premises and the mutual promises contained herein, Customer and 911 Services, LLC, intending to be legally bound, agree as follows:

Section 1. DEFINITIONS

When used in this Agreement, the capitalized terms listed below shall have the following meanings:

1.1. **"Data."** Shall mean the information and records collected, processed, compiled and stored for Customer's Subscribers by 911 Services, LLC utilizing 911 Services, LLC's *i-911™* software, as expanded and enhanced from time to time pursuant to Section 2.8 hereof. Data shall include subscriber address, telephone number, associated PSAP, etc.

1.2. **"Data Services."** Shall mean data and services provided to the Customer and/or its Subscribers as provided in this Agreement, including, utilizing 911 Services, LLC's *i-911™* software and 911 Services, LLC's host data center(s).

1.3. **"Subscriber."** Shall mean any person or entity that enters into an agreement with Customer in order to obtain the telephony services that may have 911 services.

1.4. **"PSAP."** Shall mean a 911 public safety answering point or similar emergency service responder who can answer a 911 call routed over a PSTN connection.

Section 2. SERVICES

2.1 **Database.** 911 Services, LLC shall collect, process, and maintain the Data in a form available for access by Customer through 911 Services, LLC's network facilities.

Host Database Services. 911 Services, LLC shall implement and maintain facilities, personnel, procedures, equipment and software, collectively making up the host data center(s), as necessary to collect, process, secure, and maintain the Data. 911 Services, LLC shall do the following:
Provide the Data Services in accordance with the service levels set forth in Exhibit 2.

2.1.1. Provide, maintain, operate, and manage the 911 Services, LLC data center(s), including space, equipment, utilities, and personnel

2.1.2. Store and maintain the Data, provide back-up measures, recovery procedures, expansion, updating, tape storage, management, and control of space utilization; and provide related security and administration.

2.1.3. Establish and administer change controls, problem resolution management, and provide planning, implementation procedures, and other controls as necessary or appropriate to support and operate the 911 Services, LLC data center(s)

2.1.4. Implement and maintain effective security measures to protect any data provided by the Customer or the Customer's subscribers.

2.2. **Telephone Assistance Provided to Customer.** 911 Services, LLC agrees to maintain a help desk for Customer, which will be staffed by knowledgeable employees capable of providing assistance regarding the Data Services. Such live telephone assistance shall be available to Customer on a continuous basis, twenty-four hours per day, seven days per week. 911 Services, LLC shall be available, upon reasonable notice, to train Customer's personnel on 911 Services, LLC's services, at 911 Services, LLC's then current charges, plus travel and lodging expenses, regarding use of the i-911™ software.

2.3. **Updates.** 911 Services, LLC shall expand and enhance the i-911™ software in a commercially reasonable manner for appropriate fees, paid to 911 Services, LLC by Customer, in order to meet the needs and demands of the Customer. 911 Services, LLC shall work in conjunction with Customer to meet the needs and demands of Subscribers and notify Customer reasonably in advance of making any such changes, including fees. Any Updates that will result in a charge to the Customer will be mutually agreed to before 911 Services, LLC develops that Update.

Section 3. DATA SERVICES OPERATIONS

3.1. **Network Systems.** 911 Services, LLC agrees to provide data communications equipment at the host data center(s) to connect 911 Services, LLC with the Customer. The Customer shall bear the cost of establishing and maintaining network connections to the 911 Services, LLC facility. 911 Services, LLC further agrees to provide management, maintenance, and administration and such other resources as may be reasonably necessary or appropriate for the execution, operation, maintenance, repair, and delivery of the Data Services.

3.2. **Priorities and Response Time.** In the event of any unscheduled downtime of any component of the host data center(s), the data communication system, or problems affecting the functioning or productivity thereof, 911 Services, LLC shall provide emergency maintenance and repair service as provided herein. The immediacy and severity of the problem shall be determined in accordance with the following priority classifications:

3.2.1. **Priority 1:** Any problem that interrupts the continued availability of Data Services to Subscribers, or causes severe user disservice. In such event, 911 Services, LLC, with the assistance of Customer if requested by 911 Services, LLC, shall take immediate corrective action regarding the problem, on a continuous basis, twenty four hours per day, seven days per week, until the problem is resolved.

3.2.2. **Priority 2:** A critical problem involving any application or system of the network that does not interrupt the continued availability of the Data Service. 911 Services, LLC, with the assistance of Customer if requested by 911 Services, LLC, shall take immediate corrective action regarding the problem on a continuous basis during normal business hours (eight (8) hours per day, five (5) days per week), until the problem is resolved.

3.2.3. **Priority 3:** A problem that does not impair the Data Service significantly, because temporary procedures are in place to provide acceptable alternative operation of functionality. 911 Services, LLC, with the assistance of Customer if requested by 911 Services, shall schedule and work on the problem on a time-available basis.

3.2.4. **Priority 4:** A problem involving an application or system that does not cause loss of Data Service. 911 Services, LLC, with the assistance of Customer if requested by 911 Services, LLC, shall schedule and work on the problem at a later date, generally in conjunction with an enhancement or change to the affected system or application.

3.3. **Excused Shortfalls in Service Levels.** 911 Services, LLC shall not be in default of this Agreement for failure to achieve its projected service level to the extent such failure is caused by any of the following:

3.3.1. Any loss of or interruption in the source of power, systems, or connections not provided or maintained by 911 Services, LLC or Customer, or their Subscribers, or subcontractors; and,

3.3.2. Any natural disaster, floods, earthquakes, or other acts of God; actions or regulations of governmental authority, self-regulatory authority or quasi-governmental authority; strikes or labor disputes or difficulties; fires, wars, riots, or similar hostilities; or any other cause beyond the control or reasonable anticipation so that contingency plans can be put in place by either 911 Services, LLC or Customer.

3.3.3 Any system, application, or network configuration changes initiated by the Customer without the express agreement by 911 Services, LLC

3.3.4 Where the failure to achieve a Service Level is due to Customer, Customer shall be obligated to pay any amounts owed under the provisions of this Agreement.

3.6. **Interruptions.** 911 Services, LLC shall provide reasonable notice to Customer of any scheduled interruptions of the data communication system or host data center(s) that may materially affect use of the system. 911 Services, LLC and Customer shall make reasonable attempt to schedule major upgrades, repairs, or maintenance to the facilities during agreeable times that minimize interruptions of the Data Services.

Section 4. PRICE AND PAYMENT TERMS

4.1. **Charges.** The Charges to be paid by Customer are set forth in Exhibit 3 attached hereto. The Charges are the fees to be paid by Customer to 911 Services, LLC to offer Data Services.

4.2. **Billing and Collection.** Customer assumes sole responsibility for billing Subscribers and collecting all fees from them.

4.3. **Payment.** Customer assumes financial responsibility for the collection of payment of any amounts charged to Subscribers, either at the discretion of the Customer or as mandated by regulation, as a result of Data Services. 911 Services, LLC shall invoice Customer monthly. Payment, via electronic transmission or other negotiated method, is to 911 Services, LLC on a monthly basis for all such amounts, together with supporting documentation, collected by Customer that are due to 911 Services, LLC

4.3.1. Customer shall pay, by electronic funds transfer or other negotiated method, to such account as 911 Services, LLC may specify the full amount due to 911 Services, LLC within ten calendar days of the invoice date

4.3.2. Adjustment for any billing errors or Subscriber credits shall be made monthly.

4.3.3. There shall be applied to any amounts not paid when due a delinquency charge of twelve percent (12%) per annum of the unpaid balance thereof other than with respect to resolved billing disputes, commencing to accrue the calendar day after due date.

4.3.4. In the event of failure to pay after notice and a reasonable opportunity to cure, 911 Services, LLC may choose to disallow the addition and maintenance of Subscriber data records. 911 Services, LLC shall provide Customer with notice before implementing any such disallowance of addition or maintenance of Subscriber data records. 911 Services, LLC shall be held harmless for any data discrepancies resulting from such a disallowance. If, after notice and a reasonable opportunity to provide payment, such fees or any other amount due 911 Services, LLC hereunder are not paid by Customer to 911 Services, LLC on or before the due dates set forth herein, then Customer shall be in material breach of this Agreement.

4.4. **No Other Payment, Etc.** Except as expressly provided in this Agreement and set forth in 2.3 and Exhibits 2, 3, and 5 attached hereto, neither party shall be entitled to payment, cost reimbursement, or other compensation from the other party in respect of its performance, and each party shall bear all its own expenses incurred in rendering performance, including facilities, work space, utilities, management, communications, clerical, supplies, and the like

4.5. **Transition Services.** Upon termination, 911 Services, LLC shall continue to provide the Data Services for the fees set forth herein to include section 2.3, Exhibits 2, 3, and 5 and shall assist Customer on a time and materials rate as set forth in Exhibit 5 until such time as Customer and its Subscribers have converted to another means of providing services equivalent to the Data Services. Customer shall not unreasonably delay that conversion. IN NO EVENT SHALL THE CONVERSION PERIOD BE GREATER THAN 12 MONTHS. 911 SERVICES, LLC SHALL BE EXCUSED FROM PERFORMANCE UNDER THIS SECTION 4.5 IN THE EVENT CUSTOMER DOES NOT MAKE TIMELY PAYMENT OF FEES DUE 911 SERVICES UNDER THIS AGREEMENT.

Section 5. OWNERSHIP AND PROPRIETARY PROTECTION

5.1. **Ownership of *i-911*(tm).** 911 Services, LLC shall be the sole owner of all *i-911*™ software and external system interfaces to the *i-911*™ software, including associated intellectual property rights, provided to or accessed by Customer or Subscribers pursuant to this Agreement and any Subscription Agreement. 911 Services, LLC claims U.S. and foreign copyright ownership with respect to the *i-911*™ software as compilations and expressions of distinctive and creative formats. It is 911 Services, LLC's practice to place copyright notices and/or other proprietary legends in report forms and programs provided to Customer and Subscribers. Customer shall provide for the transmission of such notices and legends to the Subscribers in the form and manner in which they are provided by 911 Services, LLC. Customer's rights in the *i-911*™ software are limited to an exclusive, nontransferable right to use the *i-911*™ software and associated documentation to provide Data Services to Subscribers and to negotiate Subscription Agreements. Customer may reference i-911™ in advertising and marketing to Subscribers and potential Subscribers with proper reference to 911 Services, LLC.

5.2. **Subscriber Information.** Subject to the rights of Subscribers under applicable law, any agreements or policies in place and the terms and conditions of the Subscription Agreement, both Customer and 911 Services, LLC shall be entitled to use and disclose solely to each other all information pertaining to Subscribers, including names and addresses of Subscribers and information pertaining to their use and requirements, without limitation. 911 Services, LLC shall not use or disclose individual Subscriber data for any purposes other than those outlined in this Agreement.

5.3. **Acknowledgment of Proprietary Materials; Limitations on Use.** Customer acknowledges that the i-911™ software, including both the programs and the documentation, are the property of 911 Services, LLC and that 911 Services, LLC holds the copyright interests therein, all being treated as unpublished works. Customer further acknowledge that the i-911™ software, including both the programs and the documentation, is 911 Services, LLC's proprietary information and a trade secret of 911 Services, LLC of substantial value, and Customer shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any Customer personnel to use, copy, or disclose the same for any purpose that is not specifically authorized under this Agreement.

5.3.1. **Proprietary Legends.** Customer shall not remove any copyright notice or other proprietary or restrictive notice or legend contained or included in any material provided by 911 Services, LLC.

5.3.2. **Obligations of Parties Having Access.** Customer shall limit use of and access to the *i-911*™ software to such Customer personnel as are directly involved in the operation of the *i-911*™ software by Customer. Customer shall:

5.3.2.1. Disclose such materials only to Customer personnel who have a need to know such information in the course of their employment duties and who have been apprised of the provisions of this Section 5.3; and,

5.3.2.2 Prevent all Customer personnel from having access to any such information that is not required in the performance of their duties for Customer and Subscriber.

5.3.3. **Assistance of Customer and Subscriber.** At the request of 911 Services, LLC, Customer shall assist 911 Services, LLC in identifying any use, copying, or disclosure of any portion of the *i-911*™ software by any present or former Customer personnel in any manner that is contrary to the provisions of this Agreement, so long as 911 Services,

LLC shall have provided Customer with information reasonably justifying the conclusion of 911 Services, LLC that such contrary usage may have occurred.

5.3.4. **Rights to Injunctive Relief.** Customer Recognizes and acknowledges that any use or disclosure of the *i-911™* software by Customer in a manner inconsistent with the provisions of this Agreement may cause 911 Services, LLC irreparable damage for which other remedies may be inadequate, Customer agrees that 911 Services, LLC shall have the right to injunctive or other equitable relief from a court of competent jurisdiction as may be necessary and appropriate to prevent any further unauthorized use or disclosure by Customer personnel of any such information and that, in connection therewith, Customer shall not oppose such injunction on the grounds that an adequate remedy is available at law.

5.3.5. **Limitations on Confidentiality.** The restrictions set forth in this Section respecting confidentiality of the *i-911™* software shall not apply to any portion of the software that:

5.3.5.1. Is in or becomes part of the public domain; or,

5.3.5.2. Is required to be disclosed by Customer or Subscriber pursuant to any order or directive of a court or governmental agency of competent jurisdiction, in the event that Customer or Subscriber has furnished 911 Services, LLC notice of such directive or order prior to disclosure.

5.3.5.3. Is in the possession of the receiving party prior to its disclosure, or

5.3.5.4. Is independently developed by the receiving party without utilizing the disclosing party's confidential information, or

5.3.5.5. Is released for disclosure with the prior written consent of the disclosing party.

Section 6. DUTY OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

6.1. **Care; Limitation of Liability.** 911 Services, LLC shall, consistent with industry standards, provide qualified personnel who will use acknowledged methods and methodologies in performing all services hereunder including collecting, maintaining and transmitting the Data of Subscribers and data pertaining to public safety answering points (PSAPs). However, Customer acknowledges, (and each Subscriber according to the terms and conditions of the Subscription Agreement), shall be required to acknowledge, that database production entails the likelihood of some human and machine errors, omissions, delays, changes in information or processes by Subscribers or PSAPs, and losses, including inadvertent loss of data or damage to media, which may give rise to loss or damage. 911 SERVICES, LLC SHALL NOT BE LIABLE ON ACCOUNT OF ANY SUCH ERRORS, OMISSIONS, DELAYS, OR LOSSES UNLESS CAUSED BY ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

EXCEPT FOR INCIDENTS INVOLVING GROSS NEGLIGENCE AND INTENTIONAL CONDUCT AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS IN 6.4, IN NO EVENT SHALL 911 SERVICES, LLC BE LIABLE FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, EVEN IF 911 SERVICES, LLC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIM, LOSS, OR DAMAGE. THE FOREGOING LIMITATION OF LIABILITY AND EXCLUSION OF CERTAIN DAMAGES SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF OTHER REMEDIES.

6.2. EXCEPT FOR INCIDENTS INVOLVING GROSS NEGLIGENCE AND INTENTIONAL CONDUCT, IN NO EVENT SHALL CUSTOMER BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF CUSTOMER HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIM, LOSS, OR DAMAGE. THE FOREGOING LIMITATION OF LIABILITY AND EXCLUSION OF CERTAIN DAMAGES SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF OTHER REMEDIES.

6.3. 911 Services, LLC shall not be responsible for any fees, fines, or other charges resulting from Customer's use of Data Services.

6.4. **Indemnification.** If a third party claims that the *i-911™* software infringes any patent, copyright, or trade secret, 911 Services, LLC will defend, hold harmless and indemnify Customer and all Subscribers, from and against such claim and any and all related costs, fees and expenses including attorneys fees at 911 Services LLC's expense provided that Customer and/or such Subscriber(s) promptly and timely notify 911 Services, LLC in writing of the claim so that does not materially prejudice the rights of 911 Services, LLC, and allow 911 Services, LLC to control, and Customer shall cooperate with 911 Services, LLC in, the defense or any related settlement negotiations. If such a claim is made or appears possible, 911 Services, LLC may, at its option, secure for Customer and all Subscribers the right to continue to use the *i-911™* software, or modify or replace the *i-911™* software so it is non-infringing. THIS PARAGRAPH STATES 911 SERVICES, LLC'S ENTIRE OBLIGATION WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

Section 7. TERM AND TERMINATION

7.1. **Initial Term and Renewals.** The initial term of this Agreement shall be three (3) years from the date set forth at the beginning of this Agreement. This Agreement shall automatically renew for successive like terms, unless 911 Services, LLC or Customer notifies the other party in writing of its election not to renew at least sixty (60) days prior to the expiration of the term then in effect.

7.2. **Termination.** This Agreement may be terminated, (1) by either party upon the material breach by the other party of any of such other party's obligations hereunder, which breach has not been cured within thirty (30) days after the breaching party has received notice thereof, or (2) by 911 Services, LLC upon thirty (30) days notice in the event of any delinquency of Customer in payment of amounts due hereunder for any period of thirty (30) days or longer, (3) by Customer on sixty (60) days written notice, or (4) by joint agreement between 911 Services, LLC and Customer.

7.3. **Effect of Termination.** Notwithstanding the termination of this Agreement for any reason, the rights and duties of the parties under Sections 5, 6, 7, and 8 shall survive such termination and remain in full force and effect. All of the rights and duties of the parties hereunder shall remain in full force and effect to the extent necessary to satisfy outstanding obligations of the parties to Subscribers pursuant to Subscription Agreements then remaining in effect and to provide such transition services as set forth in section 4.5. Further, Customer shall pay 911 Services, LLC the charges and fees enumerated in section 2.3 and Exhibits 2, 3, and 5 attached hereto and a part of this Agreement, for so long as any Subscriber continues to use the Data Services subject to terms enumerated in Exhibit 3 Termination Fee.

Section 8. MISCELLANEOUS

8.1. **Marketing Plan; Marketing Programs.** The parties may participate in joint marketing programs and presentations, including trade shows, industry events, and targeted sales calls. In no event may either party use the other party's trademarks, trade names, logos or other identifying information for any communication, publicity, marketing, sales or other purpose without first obtaining advance written approval.

8.2. **Scope of Relationship.** Each party shall be an independent contractor with respect to the other party in connection with this Agreement in performance of the duties and obligations hereunder. Each party shall bear its own expenses with respect to the subject matter of this Agreement, except as otherwise provided herein.

8.3. **Assignment.** Except pursuant to a corporate reorganization, neither party may sell, transfer, hypothecate, assign, or subcontract this Agreement, or any right or obligation set forth in this Agreement without the prior written consent of the other party. The no assignment provision shall not apply in the event that either party sells all or substantially all of its assets or stock, including this Agreement and the obligations contained therein. The Parties shall; however, immediately inform the other party of any such transaction.

8.4. **Exclusivity.** 911 Services, LLC shall be the sole provider of 9-1-1 services to the Customer. Nothing in this Agreement shall be construed as prohibiting or restricting 911 Services, LLC from independently licensing and supporting its *i-911*™ software and services, and/or programs.

8.5. **Notice.** Any notice required or permitted to be made or given by either party hereto pursuant to this Agreement shall, unless the context indicates that another means of notice may be appropriate, be in writing and shall be sufficiently made or given on the date of issuance if sent by such party to the other party by mail, telecopy (with operator or machine confirmation of transmission), commercial courier, personal delivery, or a similar reliable delivery method, postage or other delivery charges prepaid, addressed to such person at address set forth below:

If to 911 Services, LLC:	If to Customer:
911 Services, LLC	
700 Lavaca Suite 1200	
Austin, Texas 78701	
Attention: Jim Shepard	Attention:

Either party may change its address or the person to whose attention notices are to be given by giving notice to the other party stating its desire to make such change.

8.6. **Compliance with Laws and Regulations.** Each party shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties, obligations, and performance under this Agreement and shall procure all required governmental licenses and permits and pay all fees and other charges required thereby.

8.7. **Time of the Essence.** Time is of the essence of this Agreement.

8.8. **Governing Law.** THE VALIDITY, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY THE SUBSTANTIVE LAW OF THE STATE OF TEXAS.

8.9. **Jurisdiction.** TRAVIS COUNTY, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES THAT ARISE UNDER THIS AGREEMENT.

8.10. **Entire Agreement: Amendments in Writing.** The provisions of this Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement and the provisions so affected and is executed by authorized representatives of both parties.

8.11. **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or otherwise contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives.

911 Services, LLC
("911 Services, LLC")
Name: [illegible]
Title: Member / Manager
Date: [illegible]
Sign: [illegible]

[illegible] **Inc.**
("Customer")
Name: [illegible]
Title: [illegible]
Date: [illegible]
Sign: [illegible]

EXHIBIT 1

ROLES AND RESPONSIBILITIES

911 Services, LLC shall be responsible for the following:

(1) Accepting and processing services orders submitted via an agreed upon process.

(2) Validating addresses on incoming service orders against non-MSAG sources and MSAG sources as they become available.

(3) Associating a subscriber's addresses with the appropriate PSAP.

(4) Monitoring the infrastructure involved in providing the Data Service.

(5) Acquiring and provisioning the appropriate ESQKs and corresponding ALI records to facilitate the Data Service.

(6) Providing VPC services including providing 24 x 7 assistance to PSAPs

911 Services, LLC shall NOT be responsible for the following:

(1) Obtain any state, county, or PSAP specific approval for operating as a VoIP Service Provider.

The Customer shall be responsible for the following:

(1) Supplying subscriber data via service orders in NENA 4 format or via Web Services to populate the database.

(2) Supply ESRN and PSAP mapping tables and periodic updates as needed.

(3) Correct any validation errors with subscriber addresses.

(4) Modifications to the soft switch, access devices, calling plans, etc required to interface the 911 Data Services.

(5) Monitoring connectivity from the proxy server to the 911 Services, LLC server(s) and the network for service order transmissions.

(6) Deliver Subscriber's 911 call to the emergency services gateway (ESGW).

(7) Promptly submitting any additions, changes, or deletions to subscriber data.

(8) Notifying subscribers of limitations in 9-1-1 service based on the geographic location of the subscriber.

(9) Filing extensions, waivers, declarations, etc. with the FCC and other governing bodies as to any limitations of service, compliance date extensions, etc.

911 Services, LLC and the Customer shall share responsible for the following:

(1) Work on a strategy and mechanism for handling subscribers that can not be mapped to a PSAP or similar emergency service.

(2) Work together to advance the 9-1-1 solution as technologies and standards permit on a commercially viable basis.

EXHIBIT 2

SERVICE LEVEL AGREEMENTS (SLA)

The service provided by 911 Services, LLC shall meet the following service levels. In the event that the specified performance is not met, the penalty specified shall be invoked upon written request of the Customer:

Function	Penalty	Exceptions
1. 911 Services, LLC shall process service orders and have them available for 9-1-1 services within 36 business hours of receipt (applies to batch file processing only).	If any orders are not processed within 36 business hours time, the monthly fee shall be reduced by the percentage of that month's orders that were not processed within 36 business hours. The monthly minimum fee shall be reduced by the same percentage.	Any data errors in the file from the Customer shall negate this SLA
2. 911 Services, LLC shall process service orders and have them available for 9-1-1 services within 60 seconds of receipt (applies to web services processing only).	If any orders are not processed within 60 seconds, the monthly fee shall be reduced by the percentage of that month's orders that were not processed within 60 seconds. The monthly minimum fee shall be reduced by the same percentage.	Any data errors in the file from the Customer shall negate this SLA.
3. 911 Services, LLC shall respond to the customer's soft switch query within 10 seconds of receipt of a query	The monthly fee shall be reduced by the monthly fee shall be reduced by the percentage of that month's queries that were not responded to in this time frame. The monthly minimum fee shall be reduced by the same percentage	Network connectivity issues deemed to be the responsibility of the Customer shall negate this SLA Improperly formatted queries shall negate this SLA.

EXHIBIT 3

PRICING

In consideration for the services outlined in this agreement, the Customer agrees to pay the following amounts:

Monthly recurring pricing includes three components:

Data Base (Data)	The total number of subscriber records in the database. This charge includes provisioning, address validation, database management, and systems support.
Dynamic ALI delivery (ALI/VPC)	Direct connection to ALI databases for location delivery to support dynamic users. This charge includes circuits to all ILEC ALIs for dynamic ANI/ALI delivery to the PSAP, Voice Positioning Server (VPC), and ESQK management
Direct Routing to PSAP (ESGW)	Direct connection to PSAP via selective router trunks aka Emergency Services Gateway. This charge includes call management, IP to TDM media conversion, TDM trunks to ILEC selective routers utilizing SS7/CAMA, and call delivery to PSAP over E911 trunks.

Pricing is based on total number of subscribers at the end of each month.

Monthly Recurring Charges

# of Subs			Total
-	-	25,000	$ 1.40
25,001	-	50,000	$ 1.39
50,001		100,000	$ 1.37
100,001		150,000	$ 1.34
150,001	-	200,000	$ 1.32
200,001	-	250,000	$ 1.30
250,001	-	300,000	$ 1.28
300,001	-	350,000	$ 1.26
350,001	-	400,000	$ 1.24
400,001		450,000	$ 1.21
450,001	-	500,000	$ 1.19
500,001		+++	$ 1.17

Additional Pricing

Payment	Amount	Timing	Description
Initiation Fee	$10,000	$3,000 Upon contract signing $3,000 30 days after contract signing $4,000 60 days after contract signing	
Monthly Minimum	$1,000 in Months 1-12 $2,500 in Months 13-24 $5,000 in Months 25-36	Monthly – ongoing	The monthly minimum charge for the sum of the monthly charges. This fee will be charged at the beginning of every month. Any charges beyond the minimum will be "trued up" in the subsequent month.
Call Center-Canadian addresses	$1.00 per record per month	Monthly – ongoing	Charge per subscriber record in the database regardless of whether it is a billing address or a 911 validated address. This is in addition to database charges in Exhibit 3.
Call Center-U.S.	$20/call	Monthly – on a per call basis	Charge per call sent to call center to support TNs with no associated address or that are otherwise not routable. This is in addition to database charges in Exhibit 3.
Language Support Fees	At cost plus 10% administration fee		Fee for professional language service for callers speaking a language other than English or French.
Termination Fee	Outstanding monthly minimums	Upon early termination of contract by the Customer.	The sum of outstanding monthly minimum charges for database charges through the term of the contract, up to a maximum of $10,000 if cancelled within year 1 or 2, $5,000 if cancelled within year 3, and no early termination penalty thereafter.

EXHIBIT 4

CALL CENTER ADDENDUM-ROLES AND RESPONSIBILITIES

1. The Call Center will be utilized in three scenarios:
    a. Customer invokes a query to 911 Services, LLC and no record exists in the database
    b. Customer invokes a query to 911 Services, LLC and the corresponding 9-1-1 entry can not be reached through the ESGW and/or no ALI-VPC connectivity exists.
    c. Customer invokes a query to 911 Services, LLC and the ESGW functionality is not available.
2. Process Flow: Although the exact flow may change for agreed upon business and technology reasons, 911 Services, LLC and the Customer envision the following process flow.

Sequence #	Responsible Party	Action	Result
1	Subscriber	Calls 911	Call delivered to Customer's soft switch.
2	Customer	Customer sends a SIP Invite to 911 Services, LLC's i-911 to initiate a database lookup.	SIP query sent to 911 Services, LLC
3	911 Services, LLC (Data Service)	Look up subscriber record and provide Customer with call center routing information. If the number if routable 911 Service LLC returns the ESRN, ESQK, and Last Routing Option (LRO) (set as the call center TN). Otherwise: Scenario 1: 911 Services, LLC determines that the call is not routable to an ESGW Scenario 2: 911 Services, LLC determines that the call is routable but that the corresponding ALI does not have VPC connectivity In either of those scenarios, the call center number is returned as the LRO (or ESRN??)	SIP redirect sent to Customer's softswitch with data on call center routing
4	Customer	Route Subscriber's 911 call to the Call Center via the PSTN	Call Center receives call
5	911 Services, LLC (Call Center)	Initiate "911 Services, LLC Call Center Process Flow and Responses" as specified below	Call Center verifies location

3. 911 Services, LLC shall be responsible for providing the necessary web application and application training to the Call Center.
4. 911 Services, LLC shall provide the described Call Center functions on a 24 hours per day, 365 day per year basis.
5. Customer shall provide good faith, non-binding quarterly Subscriber growth estimates so that 911 Services, LLC can properly size the Call Center function.
6. Customer shall be responsible for providing location information for Subscribers and to the extent provided to Customer by Subscribers.

911 Services, LLC Call Center Process Flow and Responses:

1. 911 Services, LLC will receive a query (currently configured as a "SIP-Invite") from the Customer's softswitch.
2. 911 Services, LLC will return a 10 digit number of the Call Center for the call to be routed to.
3. Customer will route the call over the PSTN to the specified Call Center.
4. When a call is received, the 911 Services, LLC Call Center will use the ANI to match a record on the i-911 web application to retrieve the record for that customer. This is not applicable when the call center is invoked because of a "No Record Found" condition.

5. If a record is found, Call Center will confirm the address on file with the caller.
6. If the caller confirms that they are at the location provided in that record, the Call Center will use the PSAP data provided in that record to route the call via the PSTN.
7. If the person is at a different address or no record is found, Call Center will ask the caller for their current location. The Call Center will use this location to determine an appropriate PSAP to which to route the call via the PSTN.
8. Call Center will determine what emergency service is needed.
    a. Call Center will use the determined emergency numbers to call the appropriate emergency service agency or PSAP.
    b. If no numbers are on screen, Call Center will search 911 Services, LLC's database to determine the correct agency number and place a call to it.
    c. If the agency does not answer or it is the wrong agency, Call Center will further query the 911 Services, LLC database to search for additional numbers and place a new call
9. Once the agency has answered, Call Center will conference (bridge) the customer with the dialed emergency services call taker.
    a. Call Center will give the call taker the caller's phone number and address from our screen or as provided to us.
    b. Call Center will stay on the call until Call Center is certain that the call taker has enough information to proceed without us.
10. The Call Center operator will leave the conversation but will not terminate the connection.
    a. Call Center will keep the caller conferenced with the call taker until one of the parties hangs up.
    b. The call will be digitally recorded from beginning to end.
    c. Recordings will be kept on file for one years (or such longer period as may be required by law) and will be provided to Customer upon request
11. If Call Center receives a call and no one speaks to us, Call Center will call the number back, twice.
    a. If a person does not answer either attempt, Call Center will contact the Customer's Network Operations Center (NOC) to determine whether additional information (caller identity, location, and calling number) can be identified for the abandoned call.
    b. Call Center will call the PSAP with the information available from the 911 Services, LLC Data Services and/or the VoIP Provider's NOC and defer the decision to that PSAP as to whether to dispatch police to this location.
12. All personnel answering the phone will be fluent in the English language.
13. If Call Center staff is not able to communicate effectively with a caller in the caller's language, Call Center will conference in a professional language service, (e.g. AT&T). The cost for those calls plus a 10% administration fee will be passed on to the Customer.

EXHIBIT 5

PROFESSIONAL SERVICE RATES

For support or enhancement not covered under this agreement, the Customer shall have the ability to request 911 Services, LLC to perform professional services on a time and material basis. The rates for such activities are as follows:

Day	Start Time	End Time	Hourly Rate (US$)
Monday – Friday	8:00 a.m.	5:00 p.m.	175
Monday – Friday	5:00 p.m.	12:00 a.m.	250
Monday – Friday	12:00 a.m.	8:00 a.m.	350
Saturday – Sunday	8:00 a.m.	5:00 p.m.	250
Saturday – Sunday	5:00 p.m.	12:00 a.m.	350
Saturday – Sunday	12:00 a.m.	8:00 a.m.	450
911 Services, LLC Holidays	8:00 a.m.	5:00 p.m.	250
911 Services, LLC Holidays	5:00 p.m.	12:00 a.m.	350
911 Services, LLC Holidays	12:00 a.m.	8:00 a.m.	450

All time reference the Central Time Zone. 911 Services, LLC Holidays shall be defined as:

1) New Year's Day
2) Good Friday
3) Memorial Day
4) Independence Day
5) Labor Day
6) Thanksgiving Day
7) The Day After Thanksgiving Day
8) Christmas Eve
9) Christmas Day

911 Services, LLC reserves the right to make minor adjustments in the above holidays depending on where they fall on any given calendar year. 911 Services, LLC will notify Customer in advance of any changes.